Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2026	Quarter Ended March 31, 2025
Diluted earnings per share	$1.69	$1.37
Net Income	$4,444,000	$3,616,000
Return on average common equity	14.03%	12.58%
Return on average assets	1.42%	1.22%

Millersburg, Ohio – April 20, 2026 – CSB Bancorp, Inc. (OTC ID: CSBB) today announced first quarter 2026 net income of $4,444,000 or $1.69 per basic and diluted share, as compared to $3,616.000, or $1.37 per basic and diluted share, for the same period in 2025.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 14.03% and 1.42%, respectively, compared with 12.58% and 1.22% for the first quarter of 2025. Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $6.0 million during the quarter, an increase of $1.1 million, or 23%, from the prior year’s first quarter. Net interest income increased $1.8 million, or 18%, noninterest income increased $176 thousand, or 10%, and noninterest expense increased $824 thousand, or 13%, in the first quarter of 2026 compared to the same period in 2025.

Eddie Steiner, President and CEO stated, “Loans increased 3% from year-end, while deposits declined by 2% on seasonal business slowdowns and tax payments. Mortgage application volume has improved with mortgage rates about 1/2%-3/4% below year ago levels. Commercial construction has been fairly robust in our markets. Businesses are generally cautious with inventory levels and equipment purchases. Higher energy prices are spurring inflation in a number of product and service categories and uncertain outcomes related to effects of the Iran war and related settlement agreements, along with fluctuations in U.S. global trade policy are feeding an unsettled tone. Consumers are spending at close to normal levels, with slightly increasing debt levels from sustained inflation. The Fed is likely on pause with rates for a sustained period of months unless significant flare-ups occur in employment or inflation. U.S. equity and debt markets have been volatile but regained all time high ranges in the past week.”

Provision for credit loss expense for the quarter increased $93 thousand from first quarter 2025. The allowance for expected credit losses (“ACL”) amounted to $12.9 million, or 1.52% of total loans, on March 31, 2026, as compared to $8.0 million or 1.05% of total loans on March 31, 2025. The allowance for credit losses on off-balance sheet commitments on March 31, 2026 was $607 thousand, as compared to a March 31, 2025 balance of $519 thousand. The increase in the ACL is primarily related to the individually evaluated loan relationship. CSB has no allowance for credit losses related to available-for-sale or held-to-maturity debt securities, as there is no meaningful loss expectation on these securities.

Loan interest income including fees increased $1.7 million, or 15%, during first quarter 2026 as compared to the same quarter in 2025. The increase was primarily the result of an $89 million average volume increase, augmented by a 17 basis point (“bp”) increase in yield over the prior year’s quarter. Securities interest income increased $156 thousand, or 8%, during the first quarter 2026 compared to the same quarter 2025 with average yield in the portfolio improving as lower yielding securities continue to pay down and mature. Loan yields in first quarter 2026 averaged 6.01%, an increase of 17 bps from the 2025 first quarter average of 5.84%. Securities yields for first quarter 2026 averaged 2.64% as compared to 2.34% in the first quarter of 2025, while overnight funds averaged 3.71% compared to 4.47% in the first quarter 2025.

Interest expense declined $95 thousand, or 3%, during first quarter 2026 as compared to first quarter 2025. The cost to fund gross earning assets for the first quarter of 2026 declined to 1.18% as compared to 1.29% for the first quarter of 2025.

The fully taxable equivalent (“FTE”) net interest margin (a non-GAAP measure) was 3.87% for first quarter 2026, compared to 3.48% in the first quarter of 2025. FTE net interest income increased $1.8 million, or 18%, with a $74 million increase in average earning assets as well as a 28 bp increase in the yield on assets. The mix shift into loans primarily drove the increase in earnings from assets. The cost of interest-bearing liabilities declined 16 basis points as rates on time deposits have been slowly declining over the past year. Tax equivalency effect on net interest margin was 0.01% for both 2026 and 2025.

Noninterest income increased $176 thousand, or 10%, compared to first quarter of 2025. The increase was primarily the result of a $41 thousand increase in credit card fees, a $40 thousand increase in trust fees, a $39 thousand increase in earnings on bank owned life insurance, and a $28 thousand increase in debit card interchange fees.

Noninterest expense increased $824 thousand, or 13%, from first quarter 2025. Salary and employee benefits increased $536 thousand, or 14%, compared to the prior year quarter, with increases in base salaries, benefits, and medical expenses, partially due to increased headcount as the company was able to reduce vacancies and add several new positions supporting growth. Software expense increased $118 thousand, or 29%, primarily due to new loan production software. Professional fees increased $45 thousand, or 11%, with increases to legal expense, audit and accounting, and director’s fees. Marketing and public relations increased $26 thousand, or 25%, with increasing benefit requests. The Company’s first quarter efficiency ratio decreased to 54.75% compared to 56.81% in the prior year.

Federal income tax expense was $1.1 million in first quarter 2026 compared to $878 thousand in the first quarter of 2025. The effective tax rate for the 2026 and 2025 first quarters was 20%, respectively.

Average earning assets for the first quarter of 2026 increased $74 million, or 7% from the year-ago quarter, primarily reflecting an $89 million, or 12%, increase in average loans, a $13 million, or 4%, decrease in average securities, and a $3 million, or 6%, decrease in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $67 million, or 13%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $16 million, or 9%, above the prior year’s quarter with borrowers favoring adjustable-rate mortgages during this period of higher interest rates. The bank does not sell adjustable-rate mortgages to the secondary market. Home equity lines of credit increased $8 million from the prior year’s quarter as borrowers covered expenses and avoided refinancing their lower interest rate mortgages. Average consumer credit balances decreased $1 million, or 7%, versus the same quarter of the prior year on lower volume of loans for recreational vehicles. Commercial loan demand for operating cash flow and equipment investments is somewhat constrained with households and businesses remaining cautious about discretionary borrowing until there is more confidence in price and employment stability following tensions in the middle east and rising oil prices. Construction and development and commercial real estate borrowing have continued to exhibit fairly steady demand.

Nonperforming loans were $1.0 million, or 0.12%, of total loans on March 31, 2026, compared to $1.6 million, or 0.21% of total loans, a year ago. Delinquent loan balances as of March 31, 2026, decreased to 0.16% of total loans as compared to 0.43% on March 31, 2025. Net loan charge-offs recognized during first quarter 2026 were $7 thousand, compared to first quarter 2025 net loan charge-offs of $29 thousand.

Average deposit balances increased on a quarter over prior year quarter comparison by $58 million, or 6%. For first quarter 2026, the average cost of deposits amounted to 1.26%, as compared to 1.36% for first quarter 2025.

First quarter 2026 increases in average deposit balances over the prior year quarter included savings accounts of $4 million, money market accounts of $2 million, and time deposits of $16 million. Noninterest-bearing accounts increased $7 million from the prior year’s first quarter while interest-bearing demand accounts increased $30 million. The average balance of securities sold under repurchase agreement during the first quarter of 2026 increased by $1 million, or 4%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $129 million on March 31, 2026, with 2.6 million common shares outstanding. The average equity to assets ratio amounted to 10.12% for the quarter ended March 31, 2026. The Company declared a first quarter dividend of $0.43 per share, producing an annualized yield of 2.8% based on March 31, 2026 closing price of $62.36.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.3 billion as of March 31, 2026. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, and a loan production office located in Medina, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2026	2025	2025	2025	2025
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$11,493	$11,450	$10,968	$10,376	$9,712
Provision for credit loss expense	495	3,858	501	614	402
Noninterest income	1,872	1,956	1,866	1,777	1,696
Noninterest expenses	7,305	7,249	7,133	6,878	6,481
FTE adjustment(a)	28	30	30	31	31
Net income	4,444	1,869	4,151	3,727	3,616
Basic and Diluted earnings per share	1.69	0.71	1.57	1.41	1.37

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.42%	0.58%	1.31%	1.23%	1.22%
Return on average common equity (ROE), annualized	14.03	5.83	13.19	12.48	12.58
Net interest margin FTE(a)	3.87	3.73	3.67	3.61	3.48
Efficiency ratio	54.75	54.11	55.56	56.62	56.81
Number of full-time equivalent employees	182	178	181	175	173

MARKET DATA
Book value per common share	$49.18	$48.07	$47.56	$46.11	$44.80
Period-end common share market value	62.36	54.00	49.50	43.50	44.00
Market as a % of book	126.80%	112.30%	104.09%	94.34%	98.20%
Price-to-earnings ratio	11.59	10.65	9.48	9.01	10.92
Average basic common shares outstanding	2,627,015	2,629,229	2,636,028	2,639,244	2,644,543
Average diluted common shares outstanding	2,627,015	2,629,229	2,636,028	2,639,244	2,644,543
Period end common shares outstanding	2,627,015	2,627,015	2,632,498	2,638,921	2,641,547
Common stock market capitalization	$163,821	$141,859	$130,309	$114,793	$116,228

ASSET QUALITY
Gross charge-offs	$13	$31	$39	$368	$35
Net charge-offs	7	26	11	362	29
Allowance for credit losses	12,947	12,470	8,720	8,251	7,974
Nonperforming assets (NPAs)	1,018	652	746	1,358	1,597
Net charge-off / average loans ratio	0.00%	0.01%	0.01%	0.19%	0.02%
Allowance for credit losses / period-end loans	1.52	1.50	1.08	1.05	1.05
NPAs/loans and other real estate	0.12	0.08	0.09	0.17	0.21
Allowance for credit losses / nonperforming loans	1,272	1,913	1,169	608	499

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	9.87%	9.43%	9.69%	9.48%	9.36
Average equity to assets	10.12	9.90	9.96	9.82	9.73
Average equity to loans	15.20	15.56	15.55	15.36	15.42
Average loans to deposits	76.41	72.62	72.97	72.86	72.09

AVERAGE BALANCES
Assets	$1,269,557	$1,285,617	$1,253,262	$1,220,306	$1,197,828
Earning assets	1,205,187	1,216,492	1,184,077	1,153,677	1,131,483
Loans	845,298	818,312	802,858	779,664	755,860
Deposits	1,106,338	1,126,878	1,100,283	1,070,136	1,048,534
Shareholders' equity	128,465	127,296	124,818	119,779	116,554

ENDING BALANCES
Assets	$1,265,503	$1,292,736	$1,248,357	$1,237,969	$1,218,640
Earning assets	1,200,667	1,228,856	1,178,781	1,163,268	1,148,625
Loans	852,718	829,778	810,048	788,070	761,240
Deposits	1,101,821	1,127,915	1,096,596	1,089,344	1,070,777
Shareholders' equity	129,203	126,280	125,190	121,683	118,335

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the 21% statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31,	March 31,
(Dollars in thousands, except per share data)	2026	2025
ASSETS
Cash and cash equivalents
Cash and due from banks	$17,738	$22,315
Interest-bearing deposits with banks	37,470	66,171
Total cash and cash equivalents	55,208	88,486
Securities
Available-for-sale, at fair-value	128,831	119,428
Held-to-maturity	179,155	200,000
Equity securities	302	266
Restricted stock, at cost	1,645	1,520
Total securities	309,933	321,214

Loans held for sale	546	-
Loans	852,718	761,240
Less allowance for credit losses	12,947	7,974
Net loans	839,771	753,266

Premises and equipment, net	13,663	13,935
Goodwill	4,728	4,728
Bank owned life insurance	31,423	28,441
Accrued interest receivable and other assets	10,231	8,570
TOTAL ASSETS	$1,265,503	$1,218,640

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$272,934	$283,255
Interest-bearing	828,887	787,522
Total deposits	1,101,821	1,070,777

Short-term borrowings	27,648	24,981
Other borrowings	892	1,236
Accrued interest payable and other liabilities	5,939	3,311
TOTAL LIABILITIES	1,136,300	1,100,305
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2026 and 2025	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	115,461	105,664
Treasury stock at cost - 353,587 shares in 2026
and 339,055 shares in 2025	(9,293)	(8,622)
Accumulated other comprehensive loss	(5,409)	(7,151)
TOTAL SHAREHOLDERS' EQUITY	129,203	118,335
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,265,503	$1,218,640

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarters ended
(Unaudited)	March 31,
(Dollars in thousands, except per share data)	2026	2025
Interest and dividend income:
Loans, including fees	$12,526	$10,875
Taxable securities	1,962	1,795
Nontaxable securities	64	75
Other	418	536
Total interest and dividend income	14,970	13,281
Interest expense:
Deposits	3,438	3,527
Other	67	73
Total interest expense	3,505	3,600
Net interest income	11,465	9,681
Provision for credit loss expense	495	402
Net interest income, after provision
for credit loss expense	10,970	9,279
Noninterest income
Service charges on deposit accounts	306	295
Trust services	318	278
Debit card interchange fees	543	515
Credit card fees	191	150
Earnings on bank owned life insurance	255	216
Gain on sale of loans	52	49
Unrealized gain on equity securities	24	-
Other	183	193
Total noninterest income	1,872	1,696
Noninterest expenses
Salaries and employee benefits	4,233	3,697
Occupancy expense	348	356
Equipment expense	208	206
Professional and director fees	458	413
Software expense	521	403
Marketing and public relations	131	105
Debit card expense	208	211
Financial institutions tax	253	230
FDIC insurance expense	147	150
Other expenses	798	710
Total noninterest expenses	7,305	6,481
Income before income taxes	5,537	4,494
Federal income tax provision	1,093	878
Net income	$4,444	$3,616
Net income per share:
Basic and diluted	$1.69	$1.37

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended
(Unaudited)	March 31,
(Dollars in thousands)	2026	2025
Net interest income	$11,465	$9,681
Taxable equivalent adjustment[1]	28	31
Net interest income, FTE	$11,493	$9,712
Net interest margin	3.86%	3.47%
Taxable equivalent adjustment[1]	0.01	0.01
Net interest margin, FTE	3.87%	3.48%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended
(Unaudited)	March 31,
(Dollars in thousands)	2026	2025
Pre-Provision Net Revenue (PPNR)
Net interest income	$11,465	$9,681
Total noninterest income	1,872	1,696
Total revenue	13,337	11,377

Less: Noninterest expense	7,305	6,481

PPNR (Non-GAAP)	$6,032	$4,896

TANGIBLE EQUITY

(Unaudited)	March 31,	March 31,
(Dollars in thousands)	2026	2025
Total Shareholders' Equity (GAAP)	$129,203	$118,335
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity (Non-GAAP)	$124,475	$113,607